Exhibit 10.2(B)

LEASE TERMINATION AGREEMENT AND RELEASE

THIS LEASE TERMINATION AGREEMENT AND RELEASE (the “Agreement”) is made this 5th day of May, 2017, by and between G&I VII ENCINO TRACE II LP, a Delaware limited partnership with an address of 555 East Lancaster Avenue, Suite 100, Radnor, Pennsylvania 19087 (“Landlord”), and MIRNA THERAPEUTICS, INC., a Delaware corporation with an address of 5707 Southwest Parkway, Building II, Suite 100, Austin, Texas 78735 (“Tenant”).

WITNESSETH THAT

WHEREAS, Landlord and Tenant entered into a certain lease dated June 24, 2016 (the “Lease”) for the rental of certain property consisting of approximately 23,578 square feet of commercial space known as Suite 100 in the building located at 5707 Southwest Parkway, Building II, Austin, Texas 78735, as more particularly described in the Lease (the “Premises”); and

WHEREAS, Landlord and Tenant have agreed to terminate the Lease upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter contained and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Recitals. The foregoing recitals are true and correct and incorporated herein by reference. All capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Lease.

2. Lease Termination. Provided the contingency identified in Section 4 below has occurred and the payment identified in Section 3 below has been received by Landlord, the Lease shall be deemed terminated effective 5:00 p.m. on the date on which Landlord and ARM execute a lease for the Premises (the “Termination Date”). Tenant hereby waives any right of redemption or other right to reclaim possession of the Premises. Tenant shall also surrender all keys to the Premises to Landlord on or before the Termination Date. Tenant shall continue to perform all of its obligations under the Lease through the Termination Date. Within five (5) business days after the Termination Date, Landlord will release the Letter of Credit to Tenant and refund the Security Deposit to Tenant.

3. Settlement. In consideration of Landlord’s agreement to execute this Agreement, Tenant has agreed to pay and Landlord has agreed to accept the sum of Three Million Eight Hundred Seventeen Thousand Five Hundred Twenty-Eight Dollars ($3,817,528.00) (the “Settlement Amount”). The Settlement Amount must be received by Landlord within three (3) business days following full execution of this Agreement, via wire transfer, pursuant to the wire instructions below:

ACH Instructions:	[###]
Account #	[###]
ABA/Routing #	[###]

TENANT ACKNOWLEDGES AND AGREES THAT TIME IS OF THE ESSENCE WITH RESPECT TO THE PAYMENT DUE TO LANDLORD PURSUANT TO THIS SECTION 3.

4. Contingency. This Agreement is contingent upon Landlord’s execution of a new lease for the Premises with ARM Holdings (“ARM”). Within three (3) business days after execution of a lease with ARM, Landlord will provide Tenant with written notice thereof. In the event Landlord does not execute a new lease for the Premises with ARM on or before May 30, 2017 (the “Contingency Date”), Landlord, at its sole option, may extend the Contingency Date for a period of up to sixty (60) days upon written notice to Tenant. If Landlord does not elect to extend the Contingency Date, this Agreement (including each of the releases set forth herein, but excluding the provisions of Section 12 below, which shall remain in full force and effect) shall be null and void, (i) within three (3) business days after the Contingency Date, Landlord shall reimburse Tenant for the full Settlement Amount via wire transfer, pursuant to the wire instructions below, and (ii) Landlord and Tenant shall remain fully obligated to perform all of their respective obligations under the Lease.

Beneficiary Name:	Mirna Therapeutics Inc.
Address:	2150 Woodward St, Suite 100
Austin, TX 78744

Routing Number:	[###]
Account Number:	[###]

Bank Name:	Comerica Bank
Address:	300 W. Sixth St, Suite 2250
Austin, TX 78701

LANDLORD ACKNOWLEDGES AND AGREES THAT TIME IS OF THE ESSENCE WITH RESPECT TO THE REIMBURSEMENT DUE TO TENANT PURSUANT TO THIS SECTION 4.

5. Tenant Representations and Warranties; Lien Waiver.

(a) Tenant hereby represents and warrants for purposes of this Agreement only that the following statements are true as of the date hereof:

(i) Tenant holds the entire interest of the “tenant” under the Lease.

(ii) Tenant has not pledged its interest in the Lease as collateral or otherwise sold, transferred, assigned or subleased all or any portion of the Lease or the Premises.

(iii) Tenant has no knowledge of any claim, injury or cause of action which has occurred, whether or not filed, by or for any party, relating to the Lease.

(iv) There are no contracts for the furnishing of any labor or materials remaining unpaid and an encumbrance on the Lease with respect to improvements or alterations in or about the Premises, including, without limitation, any sums due to Balfour Beatty Construction.

(v) No concessions or other rights of use and occupancy of the Premises have been granted by Tenant.

(b) Tenant agrees to defend, indemnify and save Landlord harmless from and against all loss or damage sustained by Landlord (and all expenses, costs and reasonable attorneys’ fees of Landlord in any action or defense undertaken by Landlord to protect itself from such loss or damage) resulting only from any breach by Tenant of the representations and warranties made in Section 5(a) above.

(c) Tenant shall provide to Landlord, prior to the Termination Date (and as a condition to the release of Tenant hereunder), a final waiver and release (the “Balfour Waiver”), executed by an authorized officer of Balfour Beatty Construction (“Balfour”), wherein Balfour confirms that Tenant has paid all sums due to it by Tenant and has no claims against Landlord whatsoever.

6. Broker Commissions. Tenant shall provide to Landlord, prior to the Termination Date (and as a condition to the release of Tenant hereunder), a waiver and release (the “Broker Waiver”), executed by an authorized officer of Cox Oddo Commercial (aka Dan Cox Company) (“Tenant’s Broker”), wherein Tenant’s Broker releases Landlord of any and all obligations it may have to pay any additional sums to Tenant’s Broker pursuant to the Lease or the written agreement between Landlord and Tenant’s Broker. Further, Tenant shall indemnify and hold Landlord harmless from all liabilities arising from any compensation claimed by any broker or agent employed by Tenant or claiming to have been engaged by Tenant.

7. Release.

(a) Tenant, on its own behalf and on behalf of each of its shareholders, officers, subsidiaries, managers, board members, employees, partners, affiliates, agents and attorneys (collectively, “Tenant Parties”) hereby release, disclaim and discharge Landlord and its officers, directors, members, partners, affiliates, subsidiaries, employees, agents and attorneys (collectively, “Landlord Parties”) from, and covenant not to sue the Landlord Parties on account of, any and all claims that the Tenant Parties have, had or may have against the Landlord Parties including, without limitation, claims in any way relating to the Lease, the Premises, the Building, the Project or the negotiations leading to the execution of this Agreement from the beginning of the world to the date hereof, provided, however, nothing in this Section 7(a) shall be deemed to release Landlord from its obligations under this Agreement.

(b) Upon Landlord’s receipt of a signed copy of this Agreement and payment of the Settlement Amount, Landlord shall be deemed to have released, disclaimed and discharged Tenant from, and covenanted not to sue the Tenant on account of, any and all claims that the Landlord has, had or may have against the Tenant in any way relating to the Lease, the Premises, the Building, the Project or the negotiations leading to the execution of this Agreement from the beginning of the world to the date hereof, provided, however, nothing in this Section 7(b) shall release Tenant from its obligations under this Agreement or from third party and environmental indemnity obligations which survive termination of the Lease. Further, the release provided herein is expressly contingent upon each of the following conditions: (i) Tenant shall not have filed or suffered a bankruptcy or similar petition under the United States Bankruptcy Code (the “Code”) or similar state code or have made an assignment for the benefit of creditors or requested or be subject to the appointment of a receiver for ninety-one days post Landlord’s receipt of the Settlement Amount and (ii) neither this Agreement, nor any payment or transfer contemplated hereby, shall be claimed to be or deemed by a court as a “fraudulent conveyance” or “preference” as those terms are commonly understood under the Code or any like state statute. In furtherance of the foregoing, and not in limitation thereof, if any of the conditions set forth in the immediately preceding sentence are not satisfied, Landlord shall be entitled to enforce all rights and or remedies under the Lease and shall not be bound by the conditional agreement to release set forth herein.

8. No Credit. Tenant acknowledges that it shall receive no credit against the Settlement Amount in the event Landlord re-lets the Premises and collects rent from any successor tenant.

9. Further Assurances. Landlord and Tenant shall execute such other and further agreements or instruments necessary or appropriate in order to carry out the terms of this Agreement.

10. Confidentiality. Landlord and Tenant agree to treat the terms and existence of this Agreement as confidential, and shall not disclose this Agreement, or the terms thereof, to any third party (other than outside counsel, auditors or insurers for Tenant or as may be required by law) absent a court order, the written consent of the non-disclosing party, or as may be required under applicable law (including disclosures required by applicable securities laws).

11. Miscellaneous.

(a) This Agreement and the provisions contained herein shall be governed and construed in accordance with the laws of the State of Texas.

(b) The party executing this Agreement on behalf of Landlord and Tenant warrant that he/she he is duly authorized to so act.

(c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(d) Unless the context otherwise specifies or requires, all the terms used in this Agreement shall have the meaning specified in the Lease, such definitions to be applicable equally to the singular and plural forms of such terms and to all genders.

(e) This Agreement may be executed in multiple counterparts and each such counterpart shall be an original and all counterparts, together, shall be a single document. The parties agree to accept and rely on facsimile or “pdf” copies of signatures on this Agreement as originals.

(f) Landlord and Tenant shall execute such other and further agreements or instruments necessary or appropriate in order to carry out this Agreement.

12. Amendments to Lease. Notwithstanding any termination of this Agreement due to Landlord’s failure to execute a lease with ARM before the Contingency Date, as it may be extended, Landlord agrees as follows:

(a) Tenant’s failure to occupy the Premises does not constitute a default (nor, upon notice from Landlord, an Event of Default) under the Lease. As of the date of this Agreement, Tenant is not in default under the Lease and the Lease is in full force and effect.

(b) Landlord agrees that the date on which any undisbursed portion of the Improvement Allowance is waived, is extended from the 18-month anniversary of the date on which the Lease is fully executed and delivered to the 24-month anniversary of the date on which the Lease was fully executed and delivered.

Signature page to follow

IN WITNESS WHEREOF, Landlord and Tenant have signed and dated this Lease Termination Agreement and Release as of the day and year first above written.

LANDLORD:

G&I VII ENCINO TRACE II LP

By: G&I VII Encino Trace GP LLC, its general partner

By: G&I VII Austin Office LLC, its sole member

By: BDN Austin Properties LLC, its operating manager

By: /s/ William D. Redd

Name: William D. Redd

Title: Executive Vice President and Senior Managing Director

TENANT:

MIRNA THERAPEUTICS, INC.

By: /s/ Alan Fuhrman

Name: Alan Fuhrman

Title: Chief Financial Officer